Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Melissa McHenry	Bette Jo Rozsa
Director, External Communications	Managing Director, Investor Relations
614/716-1120	614/716-2840
FOR IMMEDIATE RELEASE

AEP REPORTS 2017 FIRST-QUARTER EARNINGS; PERFORMANCE ON TRACK
DESPITE MILD WEATHER FOR THE QUARTER

•	First quarter GAAP earnings $1.20 per share; operating earnings $0.96 per share

•	Company reaffirms 2017 operating earnings guidance

•	Strategic investments in regulated businesses support continued earnings growth

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First Quarter ended March 31
	2017	2016	Variance
Revenue ($ in billions):	3.9	4.0	(0.1)
Earnings ($ in millions):
GAAP	592.2	501.2	91.0
Operating	474.3	501.2	(26.9)
EPS ($):
GAAP	1.20	1.02	0.18
Operating	0.96	1.02	(0.06)

EPS based on 492mm shares in 1Q 2017, 491mm shares in 1Q 2016.

COLUMBUS, Ohio, April 27, 2017 - American Electric Power (NYSE: AEP) today reported first-quarter 2017 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $592 million or $1.20 per share, compared with $501 million or $1.02 per share in first-quarter 2016. Operating earnings for first-quarter 2017 were $474 million or $0.96 per share, compared with first-quarter 2016 operating earnings of $501 million or $1.02 per share. Operating earnings is a non-GAAP measure representing GAAP earnings excluding special items.
The difference between first-quarter 2017 GAAP earnings and operating earnings was largely due to a gain on the sale of competitive generation assets. AEP recorded a $127 million gain in first-quarter 2017 from the Jan. 30 sale of the Lawrenceburg, Waterford, Darby and Gavin plants to Lightstone Generation LLC.
A full reconciliation of GAAP earnings to operating earnings for the quarter and year-to-date is included in the tables at the end of this news release.
“Our strategic investments in our regulated businesses - including transmission infrastructure and advanced distribution equipment and technology to enhance service for our customers - supported our solid earnings performance for the first quarter, despite much warmer than normal winter weather. The ongoing benefits of those investments, combined with positive economic indicators, give us confidence that we will achieve our operating earnings guidance range of $3.55 to $3.75 per share for the year,” said Nicholas K. Akins, AEP chairman, president and chief executive officer.
“Our Transmission Holding Co. segment contributed 14 cents per share to earnings for the quarter, an increase of 5 cents per share over the same period last year. Net plant for that business grew by more than $1 billion, up 32 percent from March 2016. We made significant progress on our efforts to exit the competitive generation business, including completing the sale of four competitive power plants sooner than we had anticipated. We also reached agreements to simplify the ownership of two additional competitive plants. We expect to complete the strategic review for all of our remaining competitive generation assets this year,” Akins said.
“Overall, we are pleased with our performance in the quarter, despite the impact of the warm winter weather. Higher energy prices are driving increased drilling activity in Texas, Oklahoma and Louisiana, and we are seeing some economic improvement in several of our eastern states,” Akins said.

SUMMARY OF RESULTS BY SEGMENT
$ in millions

GAAP Earnings	1Q 17	1Q 16	Variance
Vertically Integrated Utilities (a)	219.5	277.6	(58.1)
Transmission & Distribution Utilities (b)	119.1	107.5	11.6
AEP Transmission Holdco (c)	71.8	43.9	27.9
Generation & Marketing (d)	186.2	70.7	115.5
All Other	(4.4)	1.5	(5.9)
Total GAAP Earnings	592.2	501.2	91.0

Operating Earnings	1Q 17	1Q 16	Variance
Vertically Integrated Utilities (a)	219.5	277.6	(58.1)
Transmission & Distribution Utilities (b)	119.1	107.5	11.6
AEP Transmission Holdco (c)	71.8	43.9	27.9
Generation & Marketing (d)	68.3	70.7	(2.4)
All Other	(4.4)	1.5	(5.9)
Total Operating Earnings	474.3	501.2	(26.9)

A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

(a)	Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Company of Oklahoma, Southwestern Electric Power and Wheeling Power.

(b)	Includes Ohio Power and AEP Texas.

(c)	Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures.

(d)	Includes AEP OnSite Partners, AEP Renewables, nonregulated generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO.

EARNINGS GUIDANCE
Management reaffirmed its 2017 operating earnings guidance range of $3.55 to $3.75 per share. Operating earnings could differ from GAAP earnings for matters such as impairments, divestitures or changes in accounting principles. AEP management is not able to forecast if any of these items will occur or any amounts that may be reported for future periods. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.
Reflecting special items recorded through the first quarter, the estimated earnings per share on a GAAP basis would be $3.79 to $3.99 per share. See the table below for a full reconciliation of 2017 earnings guidance.

2017 EPS Guidance Reconciliation

Estimated EPS on a GAAP basis	$3.79	to	$3.99

Mark-to-Market impact of commodity hedging activities		0.00
Impairment of certain merchant generation assets		0.02
Gain from competitive generation asset sale		(0.26)

Operating EPS Guidance	$3.55	to	$3.75

WEBCAST
American Electric Power’s quarterly discussion with financial analysts and investors will be broadcast live over the internet at 9 a.m. EDT today at http://www.aep.com/webcasts. The webcast will include audio of the discussion and visuals of charts and graphics referred to by AEP management. The charts and graphics will be available for download at http://www.aep.com/webcasts.
American Electric Power is one of the largest electric utilities in the United States, delivering electricity and custom energy solutions to nearly 5.4 million customers in 11 states. AEP owns the nation’s largest electricity transmission system, a more than 40,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP also operates 224,000 miles of distribution lines. AEP ranks among the nation’s largest generators of electricity, owning approximately 26,000 megawatts of generating capacity in the U.S. AEP supplies 3,200 megawatts of renewable energy to customers. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.
AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. The company’s operating earnings, a non-GAAP measure representing GAAP earnings excluding special items as described in the news release and charts, provide another representation for investors to evaluate the performance of the company’s ongoing business activities. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company uses operating earnings data internally to measure performance against budget and to report to AEP’s Board of Directors and also as an input in determining performance-based compensation under the company’s employee incentive compensation plans.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: economic growth or contraction within and changes in market demand and demographic patterns in AEP service territories; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load and customer growth; weather conditions, including storms and drought conditions, and AEP’s ability to recover significant storm restoration costs; the cost of fuel and its transportation and the creditworthiness and performance of fuel suppliers and transporters and the cost of storing and disposing of used fuel, including coal ash and spent nuclear fuel; availability of necessary generating capacity and the performance of AEP’s generating plants; AEP’s ability to recover fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operation, cost recovery, and/or profitability of AEP’s generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; a reduction in the federal statutory tax rate that could result in an accelerated return of deferred federal income taxes to customers; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP’s ability to constrain operation and maintenance costs; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity and gas; prices and demand for power generated and sold at wholesale; changes in technology, particularly with respect to energy storage and new, developing, alternative or distributed sources of generation; AEP’s ability to recover through rates any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for capacity and electricity, coal, and other energy-related commodities, particularly changes in the price of natural gas; changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP; AEP’s ability to successfully and profitably manage competitive generation assets, including the evaluation and execution of strategic alternatives for these assets as some of the alternatives could result in a loss; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for Year-to-Date 2017
Reconciliation of GAAP to Operating Earnings

		2017
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings		219.5	119.1	71.8	186.2	(4.4)	592.2	$1.20

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	2.0	—	2.0	—
Gain from Competitive Generation Asset Sale	(b)	—	—	—	(127.1)	—	(127.1)	(0.26)
Impairment of Certain Merchant Generation Assets	(c)	—	—	—	7.2	—	7.2	0.02

Total Special Items		—	—	—	(117.9)	—	(117.9)	$(0.24)

Operating Earnings		219.5	119.1	71.8	68.3	(4.4)	474.3	$0.96

Financial Results for Year-to-Date 2016
Reconciliation of GAAP to Operating Earnings

		2016
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings		277.6	107.5	43.9	70.7	1.5	501.2	$1.02

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	—	—	—	—

Total Special Items		—	—	—	—	—	—	$—

Operating Earnings		277.6	107.5	43.9	70.7	1.5	501.2	$1.02

(a)	Reflected in Revenues and Income Tax Expense.

(b)	Reflected in Gain on Sale of Assets and Income Tax Expense.

(c)	Reflected in Asset Impairments and Other Related Charges and Income Tax Expense.

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ended March 31
ENERGY & DELIVERY SUMMARY	2017	2016	Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	8,239	9,124	(9.7)%
Commercial	5,689	5,880	(3.2)%
Industrial	8,264	8,267	—%
Miscellaneous	536	541	(0.9)%
Total Retail	22,728	23,812	(4.6)%

Wholesale Electric (in millions of kWh): (a)	6,507	4,792	35.8%

Total KWHs	29,235	28,604	2.2%

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	5,894	6,241	(5.6)%
Commercial	5,753	5,787	(0.6)%
Industrial	5,476	5,498	(0.4)%
Miscellaneous	160	166	(3.6)%
Total Retail (b)	17,283	17,692	(2.3)%

Wholesale Electric (in millions of kWh): (a)	798	323	147.1%

Total KWHs	18,081	18,015	0.4%

(a)	Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(b)	Represents energy delivered to distribution customers.